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                                       OMB APPROVAL

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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                              SCHEDULE 13G

               Under the Securities Exchange Act of 1934
                           (Amendment No. *)

                              Pharmhouse Corp.
                           (Name of Issuer)

                              Common Shares
                    (Title of Class of Securities)

                               0007171371
                              (CUSIP Number)

                               September 18, 1998
          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                         /___/     Rule 13d-1(b)
                         /_X_/     Rule 13d-1(c)
                         /___/     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98)                              Page 1 of 8 pages

CUSIP No. 0007171371                         Page 2 of 8 Pages

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1    NAME OF REPORTING PERSONS
     IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Willow Creek Capital Management
----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
     (a)/X/
     (b)/ /
----------------------------------------------------------------
3    SEC USE ONLY

----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     California
----------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                0
     BENEFICIALLY        ---------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 142,400
      REPORTING          ---------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 0
                         ---------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              142,400
----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     142,400
----------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     5.5
----------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)
     CO, IA
----------------------------------------------------------------

                                             Page 3 of 8 Pages
CUSIP No. 0007171371

----------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Aaron Hugh Braun
----------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
Instructions)
     (a)/X/
     (b)/ /
----------------------------------------------------------------
3    SEC USE ONLY

----------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
----------------------------------------------------------------
       NUMBER OF         5    SOLE VOTING POWER
        SHARES                0
     BENEFICIALLY        ---------------------------------------
       OWNED BY          6    SHARED VOTING POWER
         EACH                 142,400
      REPORTING          ---------------------------------------
        PERSON           7    SOLE DISPOSITIVE POWER
         WITH                 0
                         ---------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              142,400
----------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     142,400
----------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     5.5
----------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)
     IN
----------------------------------------------------------------

CUSIP No. 0007171371               13G       Page 4 of 8 Pages

ITEM 1.

     (a)  The name of the issuer is Pharmhouse Corp. (the
"Issuer").

     (b) The principal executive office of the Issuer is located at 860 Broadway, New York, NY 10003.


ITEM 2.

     (a) The names of the persons filing this statement are Aaron Hugh Braun ("Braun") and Willow Creek Capital Management
("Willow") (collectively, the "Filers").

     (b) The principal business office of the Filers is located at 17 East Sir Francis Drake Blvd., Suite 100, Larkspur,
California 94939.

     (c)  See Item 4 of the cover sheet for each Filer.

     (d)  This statement relates to common shares of the Issuer
(the "Stock").

     (e)  The CUSIP number of the Stock is 0007171371.

CUSIP No. 0007171371          13G            Page 5 of 8 Pages

ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) ___ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)  ___  Bank as defined in section 3(a)(6) of the Act (15
U.S.C. 78c).

     (c) ___ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) ___ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  ___  An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E).

     (f) ___ An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

     (g) ___ A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G)

     (h) ___ A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) ___ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment
Company Act of 1940 (15 U.S.C. 80a-3).

     (j)  ___  Group, in accordance with section 240.13d-
1(b)(1)(ii)(J)

CUSIP No. 0007171371          13G            Page 6 of 8 Pages

ITEM 4.  OWNERSHIP

See Items 5-9 and 11 on the cover sheet for each Filer.

CUSIP No. 0007171371          13G            Page 7 of 8 Pages


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /___/.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON

Willow is an investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. Willow and Braun, who is the sole shareholder of Willow, are the general partners of two of those clients. No individual client's holdings of the Stock are more than 5 percent of the class.

CUSIP No. 0007171371          13G            Page 8 of 8 Pages


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
HOLDING COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
GROUP

See Item 2(a) of this Schedule.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



DATED:    September 24, 1998

Willow Creek Capital Management

By:  /s/ Aaron H. Braun
     ______________________________
     Aaron H. Braun, President

  /s/ Aaron Hugh Braun
_______________________________
     Aaron Hugh Braun


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